Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
April 27, 2016

CULLEN/FROST REPORTS FIRST QUARTER RESULTS

•	Taxable-equivalent net interest income rises by 5.8 percent

•	Net interest margin rises to 3.58 percent

•	Capital ratios and liquidity remain strong

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported first quarter 2016 results. The company’s net income available to common shareholders for the first quarter of 2016 was $66.8 million, compared to $70.1 million in the first quarter 2015. On a per-share basis, net income was $1.07 per diluted common share, compared to $1.10 per diluted common share reported a year earlier and $0.90 for the fourth quarter of 2015. Returns on average assets and common equity were 0.96 percent and 9.55 percent, respectively, compared to 1.02 percent and 10.34 percent, respectively, for the same period a year earlier.

For the first quarter of 2016, net interest income on a taxable-equivalent basis increased 5.8 percent to $229.2 million, compared to the $216.7 million reported for the same quarter of 2015. Average loans for the first quarter of 2016 increased $424.1 million, or 3.8 percent, to $11.5 billion, from the $11.1 billion reported for the first quarter a year earlier. Average deposits for the quarter were $24.0 billion compared to $23.9 billion reported for last year's first quarter.

“Despite the weakness in the energy sector, Frost continues to perform well,” said Cullen/Frost Chairman and CEO Phil Green. “Continued energy sector stress resulted in an increase in non-performing assets of $94.3 million from year-end 2015. The provision for loan losses was $28.5 million for the quarter, and the allowance for loan losses increased to $161.9 million, or 1.4 percent of period-end loans.

“Additionally, in an effort to reduce risk in our balance sheet, we sold certain uninsured municipal bonds in the quarter that netted a pre-tax gain of $12.1 million.

“Texas’s diversified economy remains resilient,” Green said. “People are attracted to the state’s low-cost, pro-business environment. The Federal Reserve Bank of Dallas is predicting job growth of 1.0 percent in Texas this year, increasing employment in the state by 116,200 jobs to 12.1 million. Frost continues to expand, establishing new financial centers, completing the new One Frost operations and support center, and enhancing the Frost customer experience through technology. We are increasing our loan business prudently, and we have plenty of capital and a loan-to-deposit ratio of 48 percent. We have money to lend.

“In February, Frost received 29 national and regional Greenwich Excellence awards for satisfaction in small-business and middle-market banking and treasury management. It’s always good to see third-party validation of the superior service we provide to our customers. I commend our outstanding employees for their top-quality service and for their dedication to our company and our culture across all lines of business and support services.

“I remain confident in Cullen/Frost’s core values,” Green said. “Our corporate culture and philosophy have guided our company through ups and downs since 1868, and will continue to do so. We have taken steps over the years that position Frost to get through uncertain times. We will control the things that we can, which we believe will keep Frost a safe, sound place for our customers to do business.”

Noted financial data for the first quarter of 2016 follows:

•
The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the first quarter of 2016 were 11.82 percent, 12.66 percent and 14.39 percent at March 31, 2016, respectively, and continue to be in excess of well-capitalized levels. The tangible common equity ratio was 7.88 percent at the end of the first quarter of 2016, compared to 7.64 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less preferred stock, goodwill and intangible assets divided by end-of-period total assets less goodwill and intangible assets. Our current capital ratios exceed Basel III fully phased-in requirements.

•
Net-interest income on a taxable equivalent basis for the first quarter of 2016 totaled $229.2 million, an increase of 5.8 percent, compared to $216.7 million for the same period a year ago. The net interest margin was 3.58 percent for the first quarter of 2016, an increase over the 3.41 percent reported for the first quarter of 2015 and 3.43 percent for the fourth quarter of 2015. A shift in the mix of earning assets to higher yielding assets and the Federal Reserve's 25-basis-point rate increase positively affected the net interest margin.

•
Non-interest income for the first quarter of 2016 totaled $96.1 million, an increase of $12.9 million or 15.5 percent compared to $83.2 million reported for the first quarter of 2015. This increase included a pre-tax gain of $14.9 million realized from the sale of securities. $12.1 million of the gain resulted from the sale of uninsured municipal securities and $2.8 million from the sale of U.S. Treasuries. Trust and investment management fees were $25.3 million, down $1.8 million, or 6.7 percent, from the first quarter of 2015, with approximately $739,000 due to a decrease in securities lending fees as Frost exited the business last year. Oil and gas fees were down $578,000, and estate fees were down $468,000. Investment fees were flat when compared to last quarter. Insurance commissions and fees were $15.4 million, up 5.4 percent compared to the $14.6 million reported in the first quarter a year earlier. Most of this increase was due to higher property and casualty company bonuses related to favorable loss performance on insurance policies previously placed. Other income was down $2.3 million from last year’s first quarter and included decreases from capital markets trading down $785,000, sundry and other miscellaneous income down $513,000, mineral interest income down $373,000, gain on the sale of foreclosed and other assets down $373,000 and public finance underwriting fees down $345,000.

•
Non-interest expense was $179.2 million for the quarter, up $7.6 million or 4.5 percent compared to the $171.5 million reported for the first quarter a year earlier. Total salaries rose $3.2 million, or 4.2 percent, to $79.3 million, and were impacted by an increase in the number of employees combined with normal annual merit and market increases. Net occupancy expense rose $2.1 million, or 14.0 percent, mostly due to the impact of new financial centers combined with One Frost, the company's new operations and support center. Furniture and equipment was up $2.0 million or 12.8 percent and also related mainly to the new financial centers and One Frost. Software maintenance expense increased $708,000 compared to the first quarter of 2015.

•
For the first quarter of 2016, the provision for loan losses was $28.5 million, compared to net charge-offs of $2.5 million, compared with $34.0 million and $8.5 million respectively for the fourth quarter of 2015. For the first quarter of 2015, the provision for loan losses was $8.2 million, compared to net charge-offs of $2.0 million. The allowance for loan losses as a percentage of total loans was 1.40 percent at March 31, 2016, compared to 0.94 percent at the end of the first quarter 2015. Non-performing assets were $180.0 million at the end of the first quarter 2016, compared to $59.6 million at the end of the first quarter of 2015 and $85.7 million at the end of the fourth quarter of 2015.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, April 27, 2016, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, May 1, 2016 at 855-859-2056 with Conference ID # of 92404012. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, scroll down to the bottom of the home page. Under Company Information, click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $28.4 billion in assets at March 31, 2016. One of the 50 largest U.S. banks, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of our goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of our borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Our ability to attract and retain qualified employees.

•	Changes in the competitive environment in our markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of our vendors, internal control systems or information systems.

•	Changes in our liquidity position.

•	Changes in our organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	Our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2016	2015
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$189,724	$186,139	$186,981	$182,809	$180,703
Net interest income (1)	229,173	225,649	225,553	220,131	216,702
Provision for loan losses	28,500	34,000	6,810	2,873	8,162
Non-interest income:
Trust and investment management fees	25,334	26,289	25,590	26,472	27,161
Service charges on deposit accounts	20,364	20,686	20,854	20,033	19,777
Insurance commissions and fees	15,423	12,398	11,763	10,130	14,635
Interchange and debit card transaction fees	5,022	5,075	5,031	4,917	4,643
Other charges, commissions and fees	9,053	8,981	10,016	10,113	8,441
Net gain (loss) on securities transactions	14,903	(107)	(52)	—	228
Other	6,044	9,833	10,176	7,317	8,330
Total non-interest income	96,143	83,155	83,378	78,982	83,215

Non-interest expense:
Salaries and wages	79,297	78,247	79,552	76,633	76,072
Employee benefits	20,305	15,970	16,210	17,339	20,227
Net occupancy	17,187	16,800	17,380	16,429	15,081
Furniture and equipment	17,517	16,904	16,286	15,649	15,534
Deposit insurance	3,657	3,667	3,676	3,563	3,613
Intangible amortization	664	766	816	849	894
Other	40,532	41,045	41,649	42,777	40,090
Total non-interest expense	179,159	173,399	175,569	173,239	171,511
Income before income taxes	78,208	61,895	87,980	85,679	84,245
Income taxes	9,429	3,657	12,130	12,602	12,082
Net income	68,779	58,238	75,850	73,077	72,163
Preferred stock dividends	2,016	2,016	2,016	2,015	2,016
Net income available to common shareholders	$66,763	$56,222	$73,834	$71,062	$70,147

PER COMMON SHARE DATA
Earnings per common share - basic	$1.07	$0.90	$1.18	$1.12	$1.11
Earnings per common share - diluted	1.07	0.90	1.17	1.11	1.10
Cash dividends per common share	0.53	0.53	0.53	0.53	0.51
Book value per common share at end of quarter	45.94	44.30	44.32	43.17	43.80

OUTSTANDING COMMON SHARES
Period-end common shares	61,984	61,982	62,282	63,180	63,164
Weighted-average common shares - basic	61,929	62,202	62,629	63,119	63,094
Dilutive effect of stock compensation	150	648	690	832	685
Weighted-average common shares - diluted	62,079	62,850	63,319	63,951	63,779

SELECTED ANNUALIZED RATIOS
Return on average assets	0.96%	0.78%	1.04%	1.03%	1.02%
Return on average common equity	9.55	8.07	10.73	10.34	10.34
Net interest income to average earning assets (1)	3.58	3.43	3.48	3.47	3.41

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2016	2015(1)
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$11,498	$11,371	$11,362	$11,259	$11,073
Earning assets	25,943	26,409	25,979	25,597	25,827
Total assets	28,081	28,555	28,065	27,675	27,935
Non-interest-bearing demand deposits	10,059	10,539	10,262	9,950	9,961
Interest-bearing deposits	13,897	13,916	13,836	13,741	13,951
Total deposits	23,956	24,455	24,098	23,691	23,912
Shareholders' equity	2,958	2,907	2,875	2,902	2,897

Period-End Balance:
Loans	$11,542	$11,487	$11,359	$11,401	$11,215
Earning assets	26,298	26,431	26,224	25,565	25,926
Goodwill and intangible assets	663	663	664	665	666
Total assets	28,400	28,566	28,340	27,780	28,158
Total deposits	24,157	24,344	24,324	23,841	24,150
Shareholders' equity	2,992	2,890	2,905	2,872	2,911
Adjusted shareholders' equity (2)	2,813	2,776	2,771	2,789	2,751

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$161,880	$135,859	$110,373	$106,607	$105,708
As a percentage of period-end loans	1.40%	1.18%	0.97%	0.94%	0.94%

Net charge-offs:	$2,479	$8,514	$3,044	$1,974	$1,996
Annualized as a percentage of average loans	0.09%	0.30%	0.11%	0.07%	0.07%

Non-performing assets:
Non-accrual loans	$177,455	$83,467	$55,452	$50,053	$56,314
Restructured loans	—	—	—	—	—
Foreclosed assets	2,572	2,255	2,778	2,381	3,293
Total	$180,027	$85,722	$58,230	$52,434	$59,607
As a percentage of:
Total loans and foreclosed assets	1.56%	0.75%	0.51%	0.46%	0.53%
Total assets	0.63	0.30	0.21	0.19	0.21

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	11.82%	11.37%	11.57%	11.70%	11.55%
Tier 1 Risk-Based Capital Ratio	12.66	12.38	12.61	12.74	12.60
Total Risk-Based Capital Ratio	14.39	13.85	13.96	14.06	13.93
Leverage Ratio	7.96	7.79	7.91	8.07	7.89
Equity to Assets Ratio (period-end)	10.54	10.12	10.25	10.34	10.34
Equity to Assets Ratio (average)	10.53	10.18	10.24	10.49	10.37

(1) Certain items in prior financial statements have been reclassified to conform to the current presentation in connection with the adoption of a new accounting standard that requires unamortized debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability.

(2) Shareholders' equity excluding accumulated other comprehensive income (loss).